Exhibit 99.1

For Immediate Release:

                          LEUCADIA NATIONAL CORPORATION
                        ANNOUNCES PRICING OF $300 MILLION
              3-3/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2014


New York, NY, - (Business Wire) - April 22, 2004. Leucadia National Corporation (NYSE and PCX: LUK) ("Leucadia") announced today the pricing of $300 million principal amount of 3-3/4% Convertible Senior Subordinated Notes due 2014 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the "Securities Act"). Leucadia also granted the initial purchaser of the notes the option to purchase, within 30 days, up to an additional $50 million aggregate principal amount of the notes. The notes will be convertible at any time before their maturity, subject to certain limitations contained in the notes, into Leucadia's common shares at a conversion rate of 14.5138 shares per each $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of $68.90 per share. On April 21, 2004, the closing price for Leucadia's common shares on the NYSE was $53.00 per share.

The offering is expected to close on April 29, 2004.

Leucadia intends to use the proceeds from this offering for general corporate purposes, which may include working capital, acquisitions or investment opportunities.

The notes and the common shares issuable upon conversion of the notes have not been registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c of the Securities Act.



CONTACT: Leucadia National Corporation
         Laura Ulbrandt
         (212) 460-1900





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